[Letterhead of Grant Thornton LLP]

                              ACCOUNTANT'S CONSENT



     We have issued our report dated August 9, 2002, accompanying the consolidated financial statements of Frankfort First Bancorp, Inc., which are incorporated within the Annual Report on Form 10-K for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said report in the Corporation's Form S-8.



/s/ Grant Thornton LLP

Cincinnati, Ohio
September 25, 2002